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                                                                     EXHIBIT 8.1



Subsidiaries of ST Assembly Test Services Ltd

ST Assembly Test Services, Inc.
Jurisdiction of Incorporation: Delaware, United States

FastRamp Test Services, Inc.
Jurisdiction of Incorporation: Delaware, United States

Winstek Semiconductor Corporation
Jurisdiction of Incorporation: Taiwan, R.O.C.

STATS Holdings Ltd
Jurisdiction of Incorporation: British Virgin Islands

STATS Shanghai Ltd
Jurisdiction of Incorporation: Shanghai, People's Republic of China

Camelot Merger, Inc.
Jurisdiction of Incorporation: Delaware, United States